NEWS RELEASE
CONTACT
Chris Simpson
FOR IMMEDIATE RELEASE

800-854-8357
investors@mackenziecapital.com

MacKenzie Realty Capital, Inc. Announces initiation of tender offer for Starwood REIT

Orinda, Calif., (July 29, 2024) – MacKenzie Realty Capital, Inc. (OTCQX: MKZR) (“MacKenzie” or the “Company”) is announcing that it has today, together with its affiliates, launched a tender offer to purchase up to 700,000 Class S Shares of Starwood Real Estate Income Trust (“Starwood”) for $17.50 per Share, an approximate 24% discount to Starwood’s estimated net asset value of $22.94 as of May 31, 2024.  If successful in purchasing all such Shares, MacKenzie would be investing over $12 million in Starwood at an attractive discount to its net asset value.
U.S. investors can find current financial disclosures and Real-Time Level 2 quotes for the company on www.otcmarkets.com/stock/MKZR/quote..

For more information, please contact MacKenzie at (800) 854-8357.

This material does not constitute an offer to sell or a solicitation of an offer to buy securities of MacKenzie Realty Capital, Inc. The Purchasers are offering to purchase for cash up to 700,000 Class S Shares of Starwood Real Estate Income Trust (“Shares”) at a price of $17.50 per Share, upon the terms set forth in Purchasers’ Offer to Purchase and in the related Assignment Form, which you should read, available at www.mackenziecapital.com/tenders/SREIT.pdf, or by calling or writing us for a free copy.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations, or projections relating to items such as the timing of payment of dividends are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2021, as amended, and its other filings with the Securities and Exchange Commission. This release does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met.  A copy of the Offering Circular may be obtained on the SEC’s website:
https://www.sec.gov/Archives/edgar/data/1550913/000155091323000037/offeringcircular111423.htm.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com